***Text Omitted and Filed Separately with the Securities and Exchange Commission.
Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
Quest_Laboratory Client Bill Agreement final

AGREEMENT FOR SERVICES
THIS AGREEMENT FOR SERVICES (“Agreement”) is entered into as of the last date of signature below (the “Effective Date”), by and between Sequenom Center for Molecular Medicine, LLC, d/b/a Sequenom Laboratories (“SCMM”) and Quest Diagnostics Incorporated (“Client”). SCMM and Client are referred to individually as “Party” and collectively as “Parties.”
W I T N E S S E T H:
WHEREAS, SCMM operates an independent laboratory that provides certain testing services as set forth in Exhibit A (the “Testing Services”); and
WHEREAS, Client is a reference laboratory and desires to purchase the “Testing Services” for its customers in the United States on behalf of their patients;
WHEREAS, SCMM and Client desire to enter into an arrangement whereby SCMM shall provide the Testing Services and Client shall compensate SCMM for the Testing Services; and
WHEREAS, SCMM and Client previously entered into a prior agreement titled “Agreement For Services” of September 18, 2013 with respect to certain testing services provided by SCMM for Client’s physician customers in the state of New York, and SCMM and Client desire to terminate such agreement in connection with their entry into the instant Agreement.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I
ARTICLE IIRELATIONSHIP OF THE PARTIES
1.Independent Relationship. In performance of the work, duties and obligations offered by SCMM under this Agreement, it is mutually understood and agreed that SCMM is, at all times, providing the Testing Services, as set forth on Exhibit A, which is attached to this Agreement and incorporated herein by reference, as an independent contractor. It is further agreed that Client shall not have nor exercise any control or direction over the manner or methods by which SCMM or its employees perform the Testing Services, except as expressly provided in this Agreement.
2.No Patient Referrals. The Parties agree that the benefits to Client and SCMM under this Agreement do not require, nor are payment for, and are not in any way contingent upon referring an individual to a person for the furnishing or arranging for the furnishing of any item or service reimbursed by Medicare, Medicaid or TriCare; or purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing, or ordering of any good, facility, service, or item reimbursed by Medicare, Medicaid, or TriCare. This Agreement is not a requirements contract or guaranteed minimum agreement. Client’s failure to meet a specific purchase rate will not result in any penalty or other financial obligation to Client.

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3.Effects of Certain Medicare Changes. The Parties expressly acknowledge that this Agreement has been negotiated and entered into in order to effect compliance with the provisions of the Medicare and Medicaid anti-fraud statute, 42 U.S.C. 1320a-7b(b), the federal physician self-referral law, 42 U.S.C. 1395nn, analogous state laws and all other applicable laws and regulations. In the event that any law is adopted or amended, any rule or regulation is promulgated or modified, or any administrative ruling or judicial interpretation is issued or modified that, in the reasonable opinion of legal counsel to either Party, prohibits arrangements similar or analogous to those specified in this Agreement, the Parties shall: (i) renegotiate and restructure this Agreement in a manner intended to comply with such law, rule, ruling, regulation or interpretation; and/or (ii) upon the affirmative decision of either Party, terminate this Agreement. Such termination shall not be considered a default of the Agreement by either Party.
4.Exclusivity. Client agrees that beginning […***…] days from the Effective Date and for the remainder of the Term that it shall not order from or contract with any laboratory, other than SCMM, for the provision of non-invasive prenatal testing services for or on behalf of Client’s physician customers and their patients. The […***…] Testing Service (set forth in Exhibit A) is not yet Commercially Available and in the event that SCMM does not make the […***…] Testing Service Commercially Available by […***…], then the aforementioned exclusivity provision shall terminate as of […***…] and Client shall be free to order from or contract with other laboratories for the provision of non-invasive prenatal testing services. For purposes of this section 1.4, “Commercially Available” means that SCMM has developed, validated, and offers the testing service at one of its laboratory locations. SCMM agrees that beginning […***…] days from the Effective Date and for the remainder of the Term that it shall not provide or contract with any third party laboratory that has securities that are traded on a public stock exchange (or that otherwise makes its financial statements publicly available) with annual revenues greater than one billion ($1B) dollars, for Testing Services.
ARTICLE III
ARTICLE IVDUTIES AND RESPONSIBILITIES
1.Responsibilities of SCMM.

(a)
Upon receipt of orders or requisitions from Client, solely for Client’s ordering entities located in the United States (the “Territory”), SCMM shall provide the Testing Services in a manner consistent with professionally recognized standards of health care. In the case of the […***…] Testing Service, it will be provided by SCMM when it is Commercially Available, subject to any state law or regulation restrictions. The Parties agree that this Agreement covers those Testing Services that SCMM customarily provides as part of its laboratory operations, including all improvements and additions to content made by SCMM to the Testing Services during the course of this Agreement, as applicable.

SCMM shall maintain, at SCMM’s sole cost and expense, policies of comprehensive general liability and professional liability insurance covering its provision of the Testing Services. This coverage must be, at a minimum, $[…***…] per claim and $[…***…] annual aggregate. Upon request, SCMM will furnish a current and valid Certificate of Insurance, or proof of adequate self- insurance, evidencing its general liability and professional liability insurance     5    ***Confidential Treatment Requested
coverage. If the insurance is of the “claims made” basis, SCMM must continue the insurance for so long as claims may be made legally with respect to occurrences during the Term.

(b)
SCMM shall deliver Testing Service result reports to Client within ten (10) business days from the time SCMM receives the specimen from Client. The Parties will measure turn-around time starting from the time SCMM receives a specimen at its laboratory and ending at the time that Client receives a detailed Testing Service result report from SCMM. SCMM shall meet the specified turn-around time for at least […***…] of the Testing Services it performs under this Agreement. If additional testing is required to confirm or clarify the result of a

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specific test, and that additional testing cannot be performed within the applicable turn-around time, SCMM shall, as soon as practicable after learning that it will not meet the specified turn-around time, notify Client when it will receive the Testing Service result report.

(c)
For any “additional testing” performed as set forth in subsection (d) above, on the original patient specimen, SCMM will repeat the Testing Services […***…], when such repeat testing is necessary as determined by SCMM or as determined by mutual agreement of the Parties.

(d)
A specimen is a Specimen That Cannot Be Tested if the specimen (i) does not meet SCMM’s requirements for the Testing Services, (ii) is not the appropriate specimen for the Testing Services, (iii) does not meet the specimen collection requirements specified by SCMM, or (iv) is of questionable integrity. If SCMM receives a Specimen That Cannot Be Tested, SCMM shall immediately contact Client to enable it to provide a specimen that does meet SCMM’s requirements for the Testing Services.

(e)	Changes.

(i)
Notice. SCMM shall send a change notice to Client at least […***…] days before making any material change to testing methods, sample requirements, or reporting elements for the Testing Services. For the avoidance of doubt, this change notice requirement will not apply to changes necessitated by causes beyond SCMM’s control or for changes necessary to maintain or improve quality levels, which changes shall be communicated to Client as soon as practicable after SCMM learns of the need for the changes. SCMM shall provide change notices to Client, via electronic mail, to the individuals listed below or as directed by the Client sourcing manager:

(ii)	Database Management:

(A)	Corporate: […***…]

(B)	Nichols Institute/SJC: […***…]

(C)	Corporate Procurement: […***…]

(D)	National Director of Test Referral Networking: […***…]

(iii)
Failure to provide Change Notice. Client may consider SCMM’s failure to provide the change notice within the time specified as a material breach of this Agreement. If it is SCMM’s practice to perform data base changes or updates on a regular schedule, SCMM must communicate the implementation timeline to Client at least […***…] days before implementing the change or update. If such change or update results in greater than […***…] dollars in costs to Client to accommodate such change or update, the SCMM shall […***…].

(f)
Security Requirements. To protect the Client’s environment and data from security threats, it must ensure that its systems meet minimum standards for confidentiality, integrity, and availability. If SCMM has accesses to Client laboratory information systems via the internet, SCMM’s system must meet certain minimum requirements established by Client to protect patient information and adhere to the privacy regulations. Client shall provide these requirements to SCMM before SCMM may access Client’s system. Client may modify these requirements from time to time.

2.Responsibilities of Client. Client shall have the following responsibilities:

(a)	Client shall be responsible for delivering the reports of the Testing Services to the ordering/treating physicians on a timely basis.

(b)
Client shall, on a timely basis, cooperate in good faith with SCMM and provide information reasonably requested by SCMM in order for SCMM to comply with unique state law requirements, such as SCMM’s New York state permit requirements, including for example, patient and ordering physician registry related information necessary for SCMM to submit to the state of New York on a registration form, and such other information as may be needed

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by SCMM from time to time in order to ensure its compliance with New York state requirements, and requirements of other states as may be applicable.

(c)
Client shall provide and be responsible for the cost all materials, including specific specimen collection tubes designated by SCMM, for the collection of patient specimens and packaging and shipping patient specimens to SCMM. Client will pay all third party courier shipping and handling related expenses associated with sending patient specimens to SCMM.

(d)
Client represents and warrants that it will comply with any and all applicable state law requirements within the Territory regarding billing and fee disclosures, including certain state laws (for example, California Business and Professions Code section 655.5) regarding required disclosures to patients of the fees of the clinical laboratory performing the testing services, and prohibitions against charging additional fees (often referred to as “anti-markup”) for clinical laboratory services.

(e)
Client shall maintain, at Client’s sole cost and expense, policies of comprehensive general liability and professional liability insurance. This coverage must be, at a minimum, $[…***…] per claim and $[…***…] annual aggregate. Upon request, Client will furnish a current and valid certificate of insurance, or proof of adequate self-insurance, evidencing its general liability and professional liability insurance coverage. If the insurance is of the “claims made” basis, Client must continue the insurance for so long as claims may be made legally with respect to occurrences during the Term.

Client will not intentionally interfere with SCMM’s contracting efforts with payors in instances where payors may consult with, defer to, or reference the payor’s relationship with Client. Notwithstanding the above, this section shall not preclude Client from independently servicing or contracting with payors regarding Testing Services. Similarly, this provision shall not be intended nor shall be construed to restrict either party from disclosing facts regarding services or providing information in connection with selling their services.
3.Responsibilities of Each Party.

(a)
Each Party shall perform under this Agreement in accord with all Applicable Laws, (including without limitation those of the state of New York) and including but not limited to the federal Physician, Self-Referral Law, 42 U.S.C. 1395nn and the regulations promulgated thereunder (the “Stark Law”) and any similar applicable state physician self-referral laws and regulations, the federal Medicare/Medicaid Anti-kickback Law, 42 U.S.C. 1320a-7b(b) and the regulations promulgated thereunder and any similar applicable state anti-kickback laws and regulations, and in compliance with all applicable state and federal laws and regulations governing the confidentiality of personal health information, including but not limited to the Health Insurance Portability and Accountability Act of 1996 and the regulations issued pursuant to it (“HIPAA”), and the Health Information Technology for Economic Clinical Health Act (“HITECH”), each as amended from time to time. Each Party represents and warrants that they and their employees and agents performing hereunder shall maintain, at all times during the Term, all required licenses, permits, certifications and accreditations necessary to lawfully perform under this Agreement. If SCMM transports specimens upon which it will perform Testing Services, it must conform to applicable requirements, including OSHA’s Bloodborne Pathogens regulations and DOT’s Hazardous Materials regulations, and in connection therewith, upon Client’s request, SCMM shall provide Client with proof that SCMM trained its employees and drivers and that SCMM complies with all applicable requirements.

Changes to Laws. A “Change” occurs if any Applicable Laws (as defined in section 2.3(c)(ii))are modified, implemented, or determined to prohibit or materially change the reimbursement for the Testing Services or will materially affect Client’s ability to engage in commercial activity on terms at least as favorable to Client as the terms were as of the Effective Date. If, during the Term, a Change occurs, the

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Parties shall negotiate in good faith to amend this Agreement to provide for compensation that preserves the    9
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Parties’ respective economic expectations to the greatest extent possible in a manner consistent with any Change.

(i)	Federal Program Access to Records

(A)
If a federal program pays for any Testing Services, SCMM will, upon written request, make this Agreement and all medical records available to the Secretary of the Department of Health and Human Services (HHS), the Comptroller General, or their duly authorized representatives. This provision applies if the amount paid under this Agreement is $10,000 or more over a twelve-month period. The availability of SCMM’s medical records must at all times be subject to the criteria and procedures for seeking or obtaining access as may be promulgated by the Secretary of HHS in regulations, and other Applicable Laws. SCMM’s disclosure under this provision is not as a waiver of any legal rights to which Client or SCMM may be entitled under statute or regulation.

(B)
Audit. SCMM also acknowledges that HHS, the Comptroller General, or their designees have the right to audit, evaluate, or inspect SCMM’s (or its subcontractors’ or transferees’) medical records and other Records, related to Client’s Medicare contracts with health plans. This right extends for the period provided in 42 CFR § 422.502(e) (4) or other Applicable Law. SCMM agrees to make available its premises, physical facilities and equipment, records relating to its Medicare and any additional relevant information for six years or as required by Applicable Law.

(b)
Each Party represents and warrants, with respect to all Protected Health Information, that it is a covered entity (and not a business associate of the other Party) under the Privacy Regulations. Each further represents and warrants that it shall protect the privacy, integrity, security, confidentiality, and availability of Protected Health Information disclosed to, used by, or exchanged by the Parties. Each Party shall implement and maintain privacy and security policies, procedures, and practices, and administrative, physical, and technological safeguards and security mechanisms that reasonably and adequately protect the confidentiality, integrity, and availability of the Protected Health Information created, received, maintained, or transmitted under this Agreement all as required by the Privacy Regulations and the Security Regulations. If HIPAA or the Privacy Regulations or Security Regulations require any addition to or modification of this Agreement, the Parties shall use commercially reasonable efforts to agree upon the additions or modifications in a timely manner. “Individually Identifiable Health Information” has the definition set forth in HIPAA. “Privacy Regulations” are all regulations in effect from time to time issued pursuant to HIPAA and applicable to the privacy of Individually Identifiable Health Information. “Protected Health Information” is Individually Identifiable Health Information transmitted by electronic media, maintained in any medium described in the definition of electronic media, or transmitted or maintained in any other form or medium “Security Regulations” are the regulations in effect from time to time issued pursuant to HIPAA and applicable to the security of Individually Identifiable Health Information.

(c)
SCMM represents and warrants that it will perform all Testing Services (i) in a professional, and timely manner; (ii) in accordance with applicable state and federal testing requirements for clinical reference laboratories; in-house at SCMM’s own testing locations so that Client may accurately and appropriately identify the testing location for all Testing Services. SCMM

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shall not refer Testing Services to another reference laboratory without Client’s prior written consent. SCMM will maintain and ensure that, during the Term (defined below in Section 4.1), it and its employees have all Required Approvals.

(i)
“Required Approvals” shall mean the necessary licenses, permits, accreditation, and certifications, including approvals for specialties or subspecialties required under Applicable Laws, for SCMM and its clinical laboratories to perform the Testing Services on the specimens referred to SCMM by Client under this Agreement.

(ii)
“Applicable Laws” are the international, federal, state, and local laws, rules, and regulations that relate to the conduct of the Parties’ businesses and their performance of their respective obligations under this Agreement.

(iii)
SCMM warrants that it currently maintains all Required Approvals. Before performing any Testing Services, SCMM shall provide to Client a copy of all Required Approvals. Upon request, SCMM shall provide to Client a copy of any renewal of the Required Approvals within thirty days after the renewal date.

(d)
If SCMM loses any Required Approval or a licensing authority denies SCMM any Required Approval, SCMM must notify Client immediately (“Required Notice”). Client will stop referring specimens to SCMM in the states affected until SCMM demonstrates that it has the Required Approval. Client may consider SCMM’s recurring loss of Required Approvals as a material breach, which authorizes Client to terminate this Agreement. SCMM must provide a copy of any new Required Approvals that it obtains during the Term to Client within thirty days after receiving them. SCMM must send the Required Notices to Client, Attention: Manager Corporate Regulatory Affairs Department, at 3 Giralda Farms, Madison NJ 07940 or to any other address that Client may direct

(e)
Each Party represents that it is not an Excluded Provider. For purposes of this subsection, an “Excluded Provider” is a person or entity (a) convicted of a criminal offense related to health care or (b) currently listed by a federal agency as debarred, excluded, or ineligible to participate in federally funded health care programs. A Party will notify the other Party in writing within five days after any change in this representation or if circumstances change to render this representation false during the Term. Any change in circumstances will constitute cause by the other Party to terminate this Agreement immediately. For purposes of this subsection, “Party” includes each entity entering into this Agreement and the entity’s parent, principals, shareholders, directors, and officers and any employees or agents of that entity.

(f)
Each Party represents and warrants that (a) such Party is duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation, (b) such Party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement, (c) this Agreement will constitute the legal, valid and binding obligation of such Party, and (d) neither the execution of this Agreement nor the performance of such Party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such Party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a party or by which it is bound.

4.Indemnification.

(a)	Definitions

(i)	“Claim” is any third party action brought against either Party by a third party entitled to indemnification and defense under this Agreement.

(ii)
“Indemnitee” is the Party seeking indemnification and includes the Party and its subsidiaries, affiliates, assignees, agents, employees, officers, and directors, and (iii) all subsidiaries, affiliates, agents, employees, officers, and directors of its subsidiaries, affiliates, and assignees.

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(iii)
“Indemnitor” is the Party providing indemnification and includes the Party and its subsidiaries, affiliates, assignees, agents, employees, officers, and directors, and (iii) all subsidiaries, affiliates, agents, employees, officers, and directors of its subsidiaries, affiliates, and assignees.

(iv)	“Identifiable Losses” means the aggregate of Losses and Litigation Expenses.

(v)
“Litigation Expenses” are any court filing fees, court costs, or other reasonable costs, witness fees, and the cost of investigating and defending or asserting any Claim, including reasonable attorneys’ fees, other professionals’ fees, and disbursements.

(vi)
“Losses” are any liabilities, losses, claims, settlement payments, costs and expenses, interest, awards, judgments, damages, fines, fees and penalties, or other charges, other than a Litigation Expense.

(b)	Indemnification Obligations.

(i)
General. Indemnitor shall indemnify, defend, and hold Indemnitee harmless from and against any Indemnifiable Losses incurred in connection with a Claim arising out of or relating to (i) Indemnitor’s acts or omissions that are a breach of this Agreement; and (ii) personal injury or property damage related to or caused by: (A) Indemnitor’s negligence or willful misconduct; or (B) the negligence or willful misconduct of its employees, agents, contractors, or subcontractors.

(ii)
SCMM’s Indemnification Obligations. SCMM, as Indemnitor, will indemnify, defend, and hold Indemnitees harmless from and against and indemnifiable Identifiable Losses incurred in connection with a Claim brought against Client arising out of or relating to (i) infringement (or any claim of infringement) of any intellectual property or other proprietary rights (including patents, copyrights, trademarks, and trade secrets); Testing Services; (iii) persons that SCMM directs to provide the Testing Services; and (iv) false or misleading claims in the labeling.

(iii)
Exclusion. A Party is not obligated to defend or indemnify the other Party’s Indemnified Parties for any ndemnifiable Identifiable Losses if those losses arise from the Indemnified Parties’ negligence or willful misconduct.

(c)	Notice and Procedural Issues

(i)
Notice of Claim. If Indemnitee intends to claim indemnification under this Section, it shall promptly notify Indemnitor of any Claim with respect to which Indemnitee intends to claim indemnification. Indemnitee will give Indemnitor prompt notice of any Claim. Indemnitee’s failure to provide Indemnitor with prompt written notice of a Claim will not discharge Indemnitor’s indemnification obligations under this Section unless the failure or delay in providing the notice materially prejudices its ability to defend the Claim.

(ii)
Defense and Settlement. Indemnitee will cooperate with Indemnitor, at Indemnitor’s expense, by complying with its reasonable instructions and requests in connection with the preparation for and defense of the Claim. Indemnitee, at its option and expense, may hire counsel to assist in defending the Claim. For the avoidance of doubt, SCMM’s indemnity obligations for the reasonable attorneys’ fees portion of Litigation Expenses is only applicable provided and upon the condition that Client agrees to retain and be represented by the same attorney(s) representing SCMM in the underlying matter. Indemnitor will not compromise or settle any Claim that affects Indemnitee adversely or admits any matter concerning Indemnitee without Indemnitee’s prior written consent.

ARTICLE V
ARTICLE VIPAYMENT, BILLING AND ADMINISTRATIVE MATTERS

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Invoices; Fees for the Testing Services. SCMM shall invoice Client monthly by electronic data interchange (“EDI”) for Testing Services performed during the prior month. Client will not accept third party invoices. All invoices must be in sufficient detail, as reasonably requested by Client, to (i) identify the Testing Services for which Client reported Test results and the price per Test, (ii) as well as include the correct address to which Client shall remit payment,    12    ***Confidential Treatment Requested
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whether by check or by EDI. The prices charged must conform to the prices listed in Exhibit A. Except as provided below, Client will pay SCMM net […***…] days […***…]. “[…***…]” as used herein means that the applicable monthly invoice must be paid by the end of the […***…] day of the calendar month that is […***…] days from the date of the applicable monthly invoice. For example, a monthly invoice dated […***…] would be payable by […***…]; a monthly invoice dated […***…] would also be payable by […***…]. SCMM has established the charges for all Testing Services rendered to Client, as set forth on Exhibit A, and SCMM shall bill Client and Client shall pay to SCMM any undisputed amounts as set forth on Exhibit A. If during the Term, SCMM provides the Testing Services to […***…] in the Territory […***…], then SCMM shall within three business days notify Client […***…] (that is, orders received after SCMM’s notification to Client) for Testing Services provided under this Agreement.
1.Billing By Client for Testing Services. Client shall have the sole and exclusive right (with a right to subcontract) to bill and collect from patients, private third party payors, and government payors for the Testing Services provided to Client’s patients, as permitted by law. With respect to certain states, certain government payors, or other circumstances where Client billing is prohibited by law or regulation, SCMM shall be responsible for billing and collecting from patients and/or payors (“SCMM Billing”) as necessary. States that require SCMM Billing for Medicaid covered services are listed in Exhibit C and may be updated from time to time during this Agreement. All samples for which SCMM is the billing agent must adhere to ACOG and SMFM high risk patient testing requirements. In cases of SCMM Billing, Client will, at its cost and expense, collect, accession, and send patient samples to SCMM for the Testing Services ordered, SCMM shall perform the Testing Services and report the results to Client and Client will report the results to the ordering customer. Client will not pay SCMM for the Testing Services.
2.Any of Client’s Business Unit may purchase Testing Services from SCMM under this Agreement. Client may also purchase Testing Services under this Agreement on behalf of laboratories for which it provides management services. Client has the right to purchase Testing Services, on behalf of any Business Unit and may authorize any Business Unit to purchase Testing Services, including any laboratories for which the Business Unit provides management or consulting services. For purposes of this Section 3.3, “Business Unit” is any: (i) limited liability company, partnership, joint venture, or other similar entity of which Client is a party, (ii) licensed, clinical laboratory owned by Client, or (iii) subsidiary owned or controlled by Client that orders Testing Services. The provisions of this Section 3.3 are limited to the purchase of Testing Services on behalf of physician customers in the Territory on behalf of their patients.
3.Rework Reimbursement/Expenses.

(a)	Definitions.

(i)
“Re-work” is the tasks that Client must perform due to SCMM re-performing Testing Services on a patient’s specimen, either the same or a new specimen, and related to re-reporting Test results to the ordering physician.

(ii)
“Re-work Expenses” include the documented (i) labor costs and administrative expenses incurred by Client related to investigating the Re-Work, including identifying Client’s patients and clients impacted by the Re-Work, (ii) costs associated with informing Client’s clients about the reasons and need for Re-Work, and (iii) costs incurred by Client’s clients to recollect patients’ specimens, if necessary.

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(b)
Reimbursement. SCMM will reimburse Client for Re-work Expenses up to […***…] per specimen if SCMM or a governmental agency issues a product recall for the products used in the Testing Services or SCMM does not notify Client about assay failures related to the Testing Services, either of which event requires Client to perform Re-Work. SCMM will also reimburse Client for Re-work Expenses if Client must perform Re-work […***…].

4.Audit Rights

(a)
Right to Audit. Throughout the Term and for up to […***…] years following the expiration of the Term, and not more than twice per calendar year, SCMM will permit a major independent auditing firm to conduct audits to ensure compliance with […***…] in Subsection 3.1.

(b)
Election to Audit. If Client elects to exercise it audit rights, it will provide written notice to SCMM. Within ten (10) business days from the date of the notice, the Parties will meet to establish the audit parameters and objectives. In addition, the Parties will select an independent auditing firm, acceptable to both Parties, to conduct the audit as Client’s authorized representative, subject to the confidentiality provisions in Article V below.

(c)
Audit Process. SCMM shall cooperate with the auditors to facilitate an efficient audit process and provide reasonable assistance to the auditors to ensure that the audit accomplishes its objectives. The auditors will review SCMM’s records at reasonable times, upon reasonable notice, during normal business hours.

(d)
Audit Report. After the auditors complete the audit, they will provide the results to the Parties in an agreed upon format. The audit report will include documentation to support the auditor’s findings, including its conclusion with respect to non/compliance with section 3.1.

(e)
Failure […***…]. If the audit results indicate that SCMM did not comply with […***…], SCMM will promptly correct […***…]. In addition, Client will receive, at its option, either a refund or a credit in an amount equal to […***…]. The Parties will calculate the amount of the credit or refund beginning from the date the SCMM […***…] and continuing during the portion of the Term […***…]. If the pricing variance is greater than […***…] percent, SCMM will also reimburse Client for the costs associated with the audit.

(f)
Reimbursement. SCMM must pay any refund by check made payable to Client within ten days after the auditors provide their results. If the pricing variance is greater than […***…] percent, SCMM shall also reimburse Client for the costs associated with the audit. SCMM shall mail the check to the Quest Diagnostics Purchasing Department Lockbox: P.O. Box 11530A, New York NY 10286-1325. In addition, SCMM shall notify the Relationship Manager of the payment, by telephone or by e-mail, contemporaneously with mailing the payment to the Lockbox.

5.Business Reviews. Client has the right to perform quality assurance reviews (“Business Review”). Client will pay its travel expenses and expenses incurred by Client in conducting the Business Review. Client will use the reviews to evaluate SCMM’s performance of the Testing Services. If Client elects to exercise its right under this Section 3.6, Client will provide thirty days advance written notice to SCMM. SCMM shall cooperate with the individuals conducting the Business Review to facilitate an efficient process and provide reasonable assistance to the reviewers to ensure that the Business Review encompasses the stated objectives for the Business Review. Client will conduct the review of SCMM’s Records at reasonable times, during normal business hours, and in a manner that does not interfere with SCMM’s laboratory activities. All Business Reviews shall be subject to the confidentiality provisions of this Agreement. The Business Review may include onsite inspections to measure SCMM’s processes against a checklist that Client uses to monitor its reference laboratory providers’ compliance with regulatory standards and Client’s own quality assurance requirements. Client reserves the right to hold Business Reviews biennially or more frequently if it identifies quality issues. These Business Reviews include contract performance, customer satisfaction, issues/opportunities, new test requirements, technology overview, and general operational issues.

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ARTICLE VII
ARTICLE VIIITERM AND TERMINATION
1.Term. The term of this Agreement shall commence on the last date of signature below, and shall remain in effect for a term of two (2) years, unless otherwise terminated as provided in this Agreement. This Agreement shall renew automatically for additional terms of one (1) year each unless either Party provides sixty (60) days prior written notice to the other Party (the “Term”).
2.Termination Upon Mutual Agreement. This Agreement may be terminated at any time by mutual agreement of the Parties.
3.Termination For Material Breach. Notwithstanding the foregoing, this Agreement may be terminated if SCMM or Client materially breaches its obligations pursuant to this Agreement, and if such event or issue is not cured within sixty (60) days after written notice to the non-breaching Party.
4.Termination For Loss of License. If action is taken against SCMM to revoke, suspend, or terminate its applicable federal or state licenses to operate a clinical laboratory, or to revoke, suspend or terminate participation in Medicaid, Medicare or other federally funded programs; and the action is not resolved within ninety (90) days after it was initiated, Client may immediately terminate this Agreement.
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5.Termination For Cause. This Agreement may be terminated by Client upon ten (10) business days' notice if the Testing Services provided by SCMM are determined by a court of competent jurisdiction to infringe a valid intellectual property right of a third party and SCMM has not obtained at its sole cost and expense the rights necessary to enable Client to continue to use the Testing Services or has not provided an alternative, comparable non-infringing testing service.
6.Effect of Termination. Upon the termination of this Agreement for any reason, Client shall be required to pay for all Testing Services rendered prior to the termination, and SCMM shall otherwise fulfill its responsibilities pursuant to this Agreement through the date of termination. In addition to any provisions that by their nature are intended to survive termination or that contemplates performance or observance subsequent to termination or expiration of this Agreement, the provisions of Sections2.4, 3.5, 4.6, 5, 6.1, 6.2 will survive expiration or termination of this Agreement.
ARTICLE IX
ARTICLE XCONFIDENTIAL INFORMATION
1.Definitions

(a)
“Confidential Information” is information or materials disclosed by or on behalf of, Disclosing Party relating to Disclosing Party’s business or operations that is (i) not generally known other than by Disclosing Party, and (ii) Receiving Party learns about due to entering into this Agreement or due to the relationship between the Parties. Confidential Information includes the existence and terms of any negotiations between the Parties, and the terms and conditions of this Agreement. Confidential Information also includes information relating to pricing; inventory levels; product specifications; prototypes; marketing techniques and materials; marketing plans; timetables; strategic and development plans; organizational, technical, and financial data; personnel statistics; customer and patient information; trade secrets; organizational structure; business plans; and financial information whether discussed orally or in writing.

(b)	“Disclosing Party” is the Party (or its authorized representatives) disclosing Confidential Information to Receiving Party.

(c)	“Receiving Party” is the Party (or its authorized representatives) receiving Confidential Information from Disclosing Party.
2.Confidentiality Obligations

(a)	Non-Disclosure. Receiving Party shall hold in confidence and not to disclose Confidential Information received to any person or entity except for Receiving Party’s authorized

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representatives and only to the extent necessary to perform the Receiving Party’s duties and obligations, or to enforce its rights under this Agreement. Each Party shall advise its authorized representatives of the confidentiality requirements in this Agreement and shall require them to comply. Each Party is responsible for any breach of this Agreement by its authorized representatives. Receiving Party shall use Disclosing Party’s Confidential Information solely for the purposes set forth in this Agreement.

(b)
Limit Dissemination. Receiving Party shall limit dissemination of Disclosing Party’s Confidential Information to its authorized representatives who have a need to know the information for the purposes set forth in this Agreement. During the Term and for two years thereafter each Party shall maintain appropriate and adequate safeguards, policies, and procedures to protect Confidential Information against unauthorized use, disclosure, alteration, or destruction.

(c)
Return. Upon the Disclosing Party’s written demand, the Receiving Party shall promptly return the Disclosing Party’s Confidential Information (and all copies) in the Receiving Party’s possession. This requirement does not apply to Confidential Information incorporated into Confidential Information that applicable law requires the Receiving Party to maintain to verify the work it performed, which the Receiving Party may retain subject to the restrictions contained in this subsection.

3.Exclusions
Confidential Information does not include information (i) Receiving Party developed independently; (ii) Receiving Party knew before receiving it; (iii) the Parties released from the obligation of confidentiality; (iii) obtained from a third party without an obligation of confidentiality; or (iv) that is or becomes public knowledge through no fault of Receiving Party. These exclusions apply only if supported by verifiable documentation. The confidential nature of Confidential Patient Information does not expire.
4.Permitted Disclosures
Receiving Party may disclose Confidential Information when required to do so by court order. If required by a court order to disclose Confidential Information, Receiving Party shall promptly notify Disclosing Party of the need for the disclosure and give Disclosing Party a reasonable time, if legally permissible, to oppose the process. In addition, Disclosing Party may disclose only the minimum amount of Confidential Information required to comply with the court order. The confidential nature of Confidential patient information does not expire.
5.Non-Use of Names.
No Party may use another Party’s name, insignia, symbol, trademark, trade name, or logotype (or any abbreviation or adaptation thereof) in any publications, press releases, promotional materials, or other form of publicity without the other Party’s prior written consent. These restrictions do not prohibit a Party from identifying another Party when required by Applicable Law. The Parties will not and will not permit their affiliates to issue or publish any press release or make public announcements with respect to this Agreement or another Party, without the prior written consent of that other Party.

ARTICLE XI
ARTICLE XIIGENERAL PROVISIONS
1.Notices. Any notices, requests and other communications under this Agreement shall be in writing and shall be deemed duly given if hand delivered or mailed first class, postage prepaid, certified mail, return receipt requested, addressed as set forth hereinafter, or to such other address as any person or entity may designate in writing, and delivered as herein provided:

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To SCMM:        Sequenom Center for Molecular Medicine, LLC
d/b/a Sequenom Laboratories
3595 John Hopkins Court
San Diego, California 92121-1331
Attn: Legal Department

To Client:        Quest Diagnostics Incorporated
1201 S. Collegeville Rd.
Collegeville, PA 19426
Attn: Category Manager, Referral Testing

Quest Diagnostics Incorporated
3 Giralda Farms
Madison, NJ 07940
Attn: General Counsel

2.Governing Law; Dispute Resolution. This Section 6.2 sets forth the exclusive dispute resolution procedures for any dispute that may arise from this Agreement. Each Party’s designated representatives who have the authority to waive or settle the dispute, must meet within ten business days after one Party notifies the other in writing about such dispute. All negotiations pursuant to this clause are confidential and the Parties shall treat the negotiations as settlement negotiations. If the Parties cannot resolve the dispute, either Party may initiate litigation. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of law principles. The Parties agrees to submit to the exclusive jurisdiction of the federal and state courts located in San Diego, California for any disputes.

3.Entire Agreement. This Agreement sets forth the entire understanding between the Parties with respect to the subject matter of this Agreement and, except as set forth in Section 1.3, cannot be amended except by in writing signed by both Parties. No waiver of any breach or failure by either Party of any term or provision of this Agreement shall be deemed to be a waiver of any subsequent breach or failure of such term or provision of this Agreement. This Agreement supersedes and replaces in their entirety any and all other agreements with regard to the subject matter of this Agreement, whether oral or written, if any, between the Parties.
4.Assignment. No Party may assign its rights or delegate its duties or obligation under this Agreement to a third party without the prior written consent of the other Party. However, either Party may assign this Agreement (or any of its rights or interest) to a successor entity to which the assigning Party transfers or assigns all or substantially all of its assets to which this Agreement relates. The assigning Party will provide written notice to the other Party of the assignment and will remain liable for the assignee’s performance of its duties or obligations under this Agreement.
5. Medicare Advantage. If any patients served under this Agreement include Medicare Advantage beneficiaries under contracted Medicare Advantage Programs, the provisions of Exhibit B apply.
6.Gifts. SCMM may not offer gifts or other items of value including cash, free goods, merchandise, tickets to sporting or entertainment events, special discounts, honoraria, liquor, food products, personal services, preferential treatment, reimbursement, or payment for travel expenses, lodging, or meals to Client employees, representatives, officers, or directors or to their family members (“Gifts”). Promotional items or items of minimal value such as pens, caps, mugs, and t-shirts are not Gifts. Compliance with this provision is a condition of doing business with Client. If SCMM does not comply with the requirements of this provision, Client may consider it a material breach of this Agreement regardless of whether the Client employee accepted the gift or benefit. If SCMM breaches the requirements of this subsection, SCMM has thirty days to cure the breach after receiving notice from Client describing the incident. If, after thirty days,

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SCMM has not or cannot cure the breach, Client has the right to terminate this Agreement and any other agreements it has with SCMM. SCMM shall cooperate with Client in investigating any incident in which a Client employee accepted a Gift offered by SCMM’s employee.
6.9    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Each Party consents to be bound by the facsimile or electronic (e.g., scanned and e-mailed) signature of an authorized agent of each Party to this Agreement. The signature of all Parties need not appear on the same counterpart.
6.10    Termination of Prior Agreement. SCMM and Client previously entered into a prior agreement titled “Agreement For Services” of September 18, 2013 with respect to certain testing services provided by SCMM for Client’s physician customers in the state of New York (the “Prior Agreement”). The Prior Agreement is hereby terminated as of the last date of signature below.
6.11    Severability. If a court of law or arbitral panel holds any provision unenforceable, the remaining provisions will continue in effect. If possible, the Parties will amend this Agreement to modify any unenforceable provision to render it valid and enforceable and to preserve, as much as is reasonably practicable, the original intent of the unenforceable provision.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

Client Name: Quest Diagnostics Incorporated

Client Address: 3 Giralda Farms
Madison, NJ 07940

Signature: /s/ Wilson R. Conde

Print Name: Wilson R. Conde

Title: Vice President, Specialty Sales
   & Clinical Franchise Business Development
   Quest Diagnostics Incorporated__________

Date: 6/13/14
Sequenom Center for Molecular Medicine, LLC d/b/a Sequenom Laboratories Signature: /s/ William J. Welch Print Name: William J. Welch Title: President & Chief Financial Officer Date: 6/13/2014
Quest_Laboratory Client Bill Agreement final

EXHIBIT A
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EXHIBIT A
FEE SCHEDULE
For the Testing Services provided under this Agreement to Client as set forth below, Client shall pay SCMM in accordance with the following fee schedule:

    MaterniT21TM PLUS LDT                        […***…] per test

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Including testing for T21, T18. T13, sex chromosome aneuploidies, T22, T16, and various microdeletion syndromes including DiGeorge, and any addition to content during the Term as SCMM makes to its MaterniT21 PLUS LDT.

[…***…][…***…] per test
[…***…]
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EXHIBIT B

EXHIBIT B

EXHIBIT B
Medicare Advantage Program

1.	Compliance with Medicare Advantage.

The terms and conditions in this Exhibit are included to meet federal statutory and regulatory requirements of the federal Medicare Advantage Program (“Medicare Advantage Program”). SCMM understands that the specific terms as set forth herein are subject to amendment in accordance with federal statutory and regulatory changes to the Medicare Advantage Program.

2.	Definitions: For the purposes of this Agreement, the following terms shall have the meanings set forth:

1.	“CMS” is the U.S. Centers for Medicare and Medicaid Services.

2.	“Covered Persons” are individuals entitled to receive benefits pursuant to Title XVIII of the Social Security Act who are enrolled in the various Health Plans pursuant to the Medicare Contract.

3.	“Health Plans” means the plans that Medicare Advantage Program with CMS and with which Client is a contracted participating provider.

4.
“Medicare Advantage Contracts” are the agreements entered into between CMS and Health Plans pursuant to which Client provide health care coverage to Medicare Advantage Covered Persons enrolled in the Health Plans.

5.	“Medicare Advantage Regulations” are those regulations promulgated by CMS at 42 C.F.R. § 422.100 et. seq., as amended.

3.	Compliance Requirements: The following terms and conditions apply to Testing Services rendered under this Agreement.

1.	Client delegates to SCMM Client’s responsibility under its Medicare Advantage Contracts with Health Plans to provide the Testing Services to Covered Persons. Client or Health Plan

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may revoke this delegation, and terminate the Agreement if Client or Health Plan reasonably determines that SCMM has not performed satisfactorily. Client and Health Plan shall monitor SCMM’s performance on an ongoing basis. SCMM acknowledges that Health Plan shall oversee and is accountable to CMS for the functions and responsibilities described in the Medicare Advantage Program regulatory standards.

2.
SCMM agrees to comply, and to require any of its permitted subSCMMs to comply, with all Medicare laws, the Medicare Advantage Regulations, and CMS instructions. SCMM agrees that any Testing Services it or its subSCMMs provide to Covered Persons, to the extent required by applicable laws, will be consistent with and will comply with Client’s Medicare Advantage contractual obligations.

3.
SCMM agrees to maintain records and other information with respect to Covered Persons in an accurate manner to ensure timely access by Covered Persons to the records and information that pertain to them. SCMM shall safeguard the privacy of any information that identifies a particular Covered Person in accordance with applicable laws and Medicare Advantage requirements.

4.	SCMM shall comply with applicable Health Plan credentialing requirements. SCMM agrees that Health Plan or Client will review the credentialing process and audit the process on an ongoing basis.

5.	SCMM shall be paid for the services provided under this Agreement in the manner and at the rates contemplated by the Agreement. SCMM may obtain additional information by requesting it from Client.

6.
SCMM agrees that in no event shall the SCMM bill, charge, collect a deposit from, seek compensation, remuneration, or reimbursement from, or have any recourse against a Covered Person or persons acting on behalf of a Covered Persons for Testing Services that are Client’s legal obligation and provided pursuant to this Agreement. SCMM agrees that if Client or Health Plan become insolvent or cease operations, Testing Services to Covered Persons will continue through the period CMS premiums have been paid to Health Plan. SCMM further agrees that:

1.	These Hold Harmless and Continuation of Benefits provisions shall survive the termination of the Agreement and shall be construed to be for the benefit of the Covered Persons, and

2.
These provisions supersede any oral or written contrary agreement now existing or later entered into between SCMM and a Covered Person or persons acting on the Covered Person’s behalf that relates to liability for payment for, or continuation of, services provided under the terms and conditions of these clauses.

7.
The Parties acknowledges that the Agreement shall be terminated if either Party is excluded from participation in Medicare under Section 1128 or 1128A of the Social Security Act or from participation in any other federal health care program. Neither Client nor SCMM may employ or subcontract with an individual or with an entity that employs or contracts with an individual excluded from participation in Medicare under Section 1128 or 1128A of the Social Security Act or from participation in a federal health care program.

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EXHIBIT C

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States that Require SCMM Billing for Medicaid Covered Services as Referenced in Section 3.2.
Arizona
Arkansas
Connecticut
Florida
Georgia
Indiana
Michigan
Minnesota
Montana
South Carolina
Texas
Wisconsin

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